UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2013

Eastern Virginia Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-23565	54-1866052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Hospital Road, Tappahannock, Virginia	22560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 443-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously disclosed, on August 2, 2013 Eastern Virginia Bankshares, Inc. (the “Company”) announced the termination (the “Termination”) of the written agreement, dated February 17, 2011 (the “Written Agreement”), by and among the Company, the Company’s wholly-owned bank subsidiary EVB (the “Bank”), the Federal Reserve Bank of Richmond (the “Reserve Bank”) and the Virginia State Corporation Commission Bureau of Financial Institutions (the “Bureau”). Also as previously disclosed, in connection with the Termination the Company and the Bank anticipated entering into an informal memorandum of understanding with the Reserve Bank and the Bureau.

On September 5, 2013, the Company and the Bank entered into a Memorandum of Understanding (the “MOU”) with the Reserve Bank and the Bureau. Under the MOU, the Company and the Bank have agreed that the Company will not, without prior written approval of the Reserve Bank and the Bureau, (i) declare or pay dividends of any kind, or make any payments on the Company’s trust preferred securities; (ii) incur or guarantee any debt; or (iii) purchase or redeem any shares of the Company’s stock. In addition, under the MOU the Company and the Bank have agreed to review and revise the allowance for loan and lease losses methodology (“ALLL”), and on a quarterly basis submit to the Reserve Bank and the Bureau a copy of the internally calculated ALLL worksheet. The boards of directors of the Company and the Bank will submit quarterly written progress reports to the Reserve Bank and the Bureau detailing the actions taken (and related results) to achieve and/or maintain compliance with the provisions of the MOU.

The above description of the MOU is qualified in its entirety by reference to the MOU, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.17 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No. Description

10.17	Memorandum of Understanding, dated September 5, 2013, by and among Eastern Virginia Bankshares, Inc., EVB, the Federal Reserve Bank of Richmond, and Virginia State Corporation Commission Bureau of Financial Institutions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN VIRGINIA BANKSHARES, INC.

Dated: September 10, 2013	/s/ J. Adam Sothen
By: J. Adam Sothen Executive Vice President & Chief Financial Officer

Exhibit Index

Exhibit No. Description

10.17	Memorandum of Understanding, dated September 5, 2013, by and among Eastern Virginia Bankshares, Inc., EVB, the Federal Reserve Bank of Richmond, and Virginia State Corporation Commission Bureau of Financial Institutions.